FILED PURSUANT TO RULE 424(b)(3)
Prospectus                              SEC FILE NO. 333-87756


                              130,349 Shares
                                ELDERTRUST
                    COMMON SHARES OF BENEFICIAL INTEREST
                                ___________

     The persons and entities listed in this prospectus, whom we refer to as the "selling shareholders," may use this prospectus to offer and sell up to 130,349 of our common shares of beneficial interest from time to time. We are registering these shares for offer and sale as required under the terms of a registration rights agreement between the selling shareholders and us. Our registration of the offered shares does not mean that any of the selling shareholders will offer or sell any of the shares. We will receive no proceeds of any sales of the offered shares by the selling shareholders, but we will incur expenses in connection with the offering.

     The selling shareholders may sell the offered shares in public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. The selling shareholders may sell the offered shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

     Our common shares are listed on the New York Stock Exchange under the trading symbol "ETT."

     Investing in the offered shares involves risks.  You should carefully read the risk factors described in our 2001 Annual Report on Form 10-K filed on March 20, 2002, which is incorporated by reference in this prospectus.
                            ___________

     You should read this prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 24, 2002




                            ABOUT ELDERTRUST

     We are a self-managed and self-administered real estate investment trust that invests principally in senior housing and other healthcare facilities, primarily skilled nursing facilities, assisted and independent living facilities and medical and other office buildings.
We were formed in the State of Maryland on September 23, 1997 and began operations upon completion of our initial public offering on January 30, 1998.

     We conduct all of our operations through ElderTrust Operating Limited Partnership, which we refer to as "ET Partnership." We are the sole general partner of ET Partnership. At December 31, 2001, we owned a 94.9% interest in ET Partnership. At that date, ET Partnership's consolidated assets consisted primarily of a diversified portfolio of 23 healthcare properties.

     Genesis Healthcare Ventures, Inc., which recently emerged from bankruptcy, is our principal tenant.

     Our principal executive offices are located at 101 East State Street, Suite 100, Kennett Square, PA 19348, and our telephone number is
(610) 925-4200.

                              RISK FACTORS

     See our 2001 Annual Report on Form 10-K filed on March 20, 2002, for a discussion of material risks associated with an investment in our company.

                         ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see the agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

     This prospectus provides you with a general description of the offered shares. Each time a selling shareholder sells any of the offered shares, the selling shareholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below.

                                    2

                    WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

                         Public Reference Room
                         450 Fifth Street, N.W.
                               Room 1024
                         Washington, D.C. 20549

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the filings listed below, which we have previously filed with the SEC, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. All of these filings, which contain important information about us, are considered a part of this prospectus.

ElderTrust SEC Filings (File No. 1-13807):

2001 Annual Report on Form 10-K             Filed on March 20, 2002
Quarterly Report on Form 10-Q               Filed on May 14, 2002
Current Reports on Form 8-K                 Filed on May 23, 2002 and
                                             February 26, 2002
Registration Statements on Form 8-A         Filed on January 20, 1998,
                                             setting forth the
                                             description of our common
                                             shares, including any
                                             amendments or reports
                                             filed for the purpose of
                                             updating such description.
                                            Filed on October 20, 1999,
                                             setting forth the
                                             description of our
                                             shareholder rights plan,
                                             including any amendments or
                                             reports filed for the
                                             purpose of updating such
                                             description.

                                    3

     You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC's website, described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document or any document incorporated by reference in this document. You may obtain documents incorporated by reference in this document by writing us at the following address or calling us at the telephone number listed below:

                               ELDERTRUST
                     101 East State Street, Suite 100
                        Kennett Square, PA  19348
                          Attention: Secretary
                             (610) 925-4200

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operation. Also, statements including words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from current expectations reflected in the forward-looking statements in this document include, among others, the risk factors discussed in the filings made by us with the SEC that are identified above and incorporated in this document by reference.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                              USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common shares covered by this prospectus.

                        THE SELLING SHAREHOLDERS

     The following table provides the names of and the number and percentage of common shares beneficially owned by each selling shareholder at April 30, 2002, the number of common shares issued or that may be issued to each selling shareholder upon redemption of ET Partnership units of limited partnership interest and subsequently sold by the selling shareholder under this prospectus and the number and percentage of common shares to be beneficially owned be each selling shareholder after completion of the offering. The number of shares beneficially owned before the offering represents the number of common shares the selling shareholder holds plus the number of common shares issued or issuable upon redemption of ET Partnership units held by the selling shareholder plus the number of options to purchase common shares which are exercisable within 60 days of April 30, 2002. The post-offering figures assume each selling shareholder redeems all the ET

                                    4

Partnership units owned by the selling shareholder for common shares and sells the common shares under this prospectus. The term "selling shareholder" also includes transferees, assignees, distributees or pledgees of any person or entity identified as a selling shareholder.

    The shares of common stock offered by this prospectus may be offered from time to time by the selling shareholders named below and other selling shareholders named in supplements to this prospectus:


                          Beneficially
                             Owned
                           Before the               Beneficially Owned
                            Offering                After the Offering
                          ------------            ---------------------
                                       Number of
                                        Shares               Percentage
Names of Selling           Number of    Offered   Number of   of Shares
Shareholder                 Shares      Hereby(1)   Shares   Outstanding
------------------------- ------------- --------- ----------------------
D. Lee McCreary, Jr. (2)    413,761      12,000    401,761      5.3%
David Carl Almquist           6,562       6,562          0        *
Thomas W. Balderston         18,330       8,330     10,000        *
David C. Barr                17,047      15,750      1,297        *
Richard P. Blinn              6,562       6,562          0        *
Cynthia Doyle                11,530       9,030      2,500        *
George V. Hager, Jr.         28,162      13,125     15,037        *
Richard R. Howard            20,965      20,965          0        *
Mary Ann Miller               7,102       6,562        540        *
Richard Pell, Jr.             6,562       6,562          0        *
Robert Arthur Reitz           7,102       6,562        540        *
Marc Rubinger                 7,102       6,562        540        *
Debra Soutar                  7,452       6,562        890        *
Joseph A. Williamson          5,215       5,215          0        *
                                        ---------
     Total                              130,349
                                        =========
____________________
* Less than 1%.

(1) Represents the number of common shares that we have issued or may issue to the selling shareholder on redemption of ET Partnership units owned by the selling shareholder.

(2) Mr. McCreary is our President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary. He also is one of our trustees. The shares reported as beneficially owned by Mr. McCreary in the above table include 205,094 common shares, 12,000 ET Partnership units and options to purchase 196,667 common shares which are presently exercisable or exercisable within 60 days of April 30, 2002.

                                    5

PLAN OF DISTRIBUTION

     Any of the selling shareholders may from time to time sell all or a portion of the offered shares in one or more transactions on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which our common shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of our common shares on the New York Stock Exchange.

     The offered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered shares may be sold include:

     * block trades in which a broker-dealer attempts to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
     * ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     * exchange distributions in accordance with the rules of the New York Stock Exchange;
     *  privately negotiated transactions; and
     *  underwritten transactions.

     In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the offered shares for whom they may act as agents, and underwriters may sell the offered shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. When a selling shareholder elects to make a particular offer of shares covered by this prospectus, this prospectus and a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information. We have, however, no obligation to retain any underwriter to effect the sale of the shares covered by this prospectus.

     The selling shareholders, and any underwriters, dealers or agents participating in a distribution of the offered shares, may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the offered shares by the selling shareholders, and any commissions received by any such dealers or agents, may be deemed to be underwriting commissions under the Securities Act.

     To comply with any applicable state securities laws, the offered shares may be sold only through registered or licensed brokers or dealers unless an exemption from registration or qualification is satisfied.

     We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of their own legal counsel and stock transfer and other taxes attributable to the sale of the offered shares.

                                    6

     Under agreements that may be entered into by us and any underwriters, dealers and agents who participate in the distribution of the offered shares, and their respective directors, trustees, officers, partners, agents, employees and affiliates, may be entitled to indemnification by us against specified liabilities, including liabilities, losses, claims, damages and expenses and any actions or proceedings arising under the securities laws in connection with this offering, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect
thereof.   We have agreed to so indemnify each of the selling
shareholders and each person who controls (within the meaning of the Securities Act or the Exchange Act) the selling shareholders. Each of the selling shareholders has agreed to indemnify us, each person who controls us (within the meaning of the Securities Act or the Exchange
Act) and each of our trustees and officers, against specified losses, claims, damages, liabilities and expenses and any actions or proceedings arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholders.

                                EXPERTS

     The consolidated financial statements and related financial statement schedules of ElderTrust and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 and the financial statements of ET Sub-Meridian Limited Partnership L.L.P. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December
31, 2001 and the related financial statement schedule, have been incorporated by reference in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             LEGAL MATTERS

     In connection with this prospectus, Hogan & Hartson L.L.P.,
Washington, D.C., has provided its opinion as to the validity of the issuance of the common shares offered by this prospectus and as to our qualification as a REIT for federal income tax purposes.

                                    7

===================================   ==================================

You should only rely on the
information incorporated by
reference or provided in this
prospectus. We have authorized no
one to provide you with different
information. We are not making an
offer of the common shares in any
state where the offer is not
permitted. You should not assume
that the information in this
prospectus is accurate as of any
date other than the date on the                   130,349 Shares
front of this document.





                                                   ELDERTRUST





                                           Common Shares of Beneficial
                                                    Interest

Table of Contents
                             Page
                             ----
About ElderTrust              2
Risk Factors                  2                    PROSPECTUS
About this Prospectus         2
Where You Can Find More
  Information                 3
A Warning About Forward-
  Looking Statements          4
Use of Proceeds               4
The Selling Shareholders      4
Plan of Distribution          6
Experts                       7                     May 24, 2002
Legal Matters                 7

===================================   ==================================